Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Files No. 333-293475 and 333-287530) and on Form S-3 (File No. 333-286413) of Unusual Machines, Inc. of our report dated March 12, 2026 relating to the consolidated financial statements of Unusual Machines, Inc. and Subsidiaries, as of December 31, 2025 and 2024 and for the each of the two years in the period ended December 31, 2025, appearing in this Annual Report on Form 10-K of Unusual Machines, Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements, as applicable.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 12, 2026